As Filed with the Securities and Exchange Commission on September 18, 2003, Registration No.
Registration No. 333-105426 on May 20, 2003
Registration No. 333-43172 on August 7, 2000
Registration No. 333-78765 on May 19, 1999
Registration No. 333-56685 on June 12, 1998

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-0393723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(Zip Code)

1998 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Conan R. Deady, Esq.
General Counsel
IDEXX Laboratories, Inc.
One IDEXX Drive, Westbrook, Maine 04092
(Name and Address of Agent For Service)

(207) 856-0300
(Telephone number, including Area Code, of Agent for Service)

        Pursuant to registration statements on Form S-8 (the “1998 Plan Registration Statements”) filed with the Commission on June 12, 1998 (File No. 333-56685), May 19, 1999 (File No. 333-78765), August 7, 2000 (File No. 333-43172), and May 20, 2003 (File No. 333-105426), the Registrant registered 4,100,000 shares of Common Stock, $.10 par value per share of IDEXX Laboratories, Inc. (the “Company”) in connection with the Company’s 1998 Stock Incentive Plan (“1998 Plan”). The 1998 Plan Registration Statements covered shares of Common Stock issuable upon the exercise of options granted under the 1998 Plan. As of May 21, 2003, an aggregate of 604,739 shares of Common Stock covered by the 1998 Plan Registration Statements had not previously been issued or were not subject to outstanding stock options (the “Unused 1998 Shares”).

        This Post-Effective Amendment No. 1 to the 1998 Plan Registration Statements is being filed for the purpose of transferring the Unused 1998 Shares to a new registration statement on Form S-8 registering 1,850,000 shares of Common Stock issuable pursuant to stock based awards to be issued under the Company’s 2003 Stock Incentive Plan.

SIGNATURES

        Pursuant to Rule 478 under the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westbrook, State of Maine on this 18th day of September, 2003.

IDEXX LABORATORIES, INC.

By: /s/ Conan R. Deady
Conan R. Deady Vice President, General Counsel and Secretary